Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB REPORTS 25% SECOND QUARTER EPS INCREASE TO $0.55

EPS excluding discrete tax benefits and special gains and charges +12% to $0.47

Results include $0.02 per share dilution from acquisitions

2008 SECOND QUARTER HIGHLIGHTS:

•                  Record diluted net income per share, +25% to $0.55; excluding special gains and charges and net discrete tax benefits, EPS +12% to $0.47

•                  Record sales, +15% to $1.6 billion; +12% excluding acquisitions and divestitures

•                  U.S. sales led by double-digit gains in Kay and Textile Care, with strong growth in Healthcare and Food & Beverage

•                  Double-digit Latin America gains led International growth.

	(unaudited)
	Second Quarter		%	Six Months		%
(Millions, except per share)	2008	2007	increase	2008	2007	increase
Net Sales	$1,570.0	$1,362.4	15%	$3,027.9	$2,616.6	16%

Operating Income	210.5	173.0	22%	371.0	321.4	15%

Pretax Income	195.2	159.6	22%	340.9	296.3	15%
Taxes	56.2	49.3	14%	99.0	96.5	3%
Net Income	$139.0	$110.3	26%	$241.9	$199.8	21%

Diluted Net Income Per Share	$0.55	$0.44	25%	$0.96	$0.79	22%
Diluted Average Shares Outstanding	251.4	250.7	0%	251.5	252.6	0%

ST. PAUL, Minn., July 24, 2008:  Steady gains from the U.S. business along with double-digit growth from Latin America operations led Ecolab’s second quarter results to record levels for the period ended June 30, 2008.

Ecolab’s consolidated sales increased 15% to a record $1.6 billion in the second quarter of 2008; measured in fixed currencies, sales rose 8%. Fixed currency sales increased 5% excluding acquisitions.  Net income increased 26% to a record $139 million. Diluted earnings per share were up 25% to a record $0.55.  Earnings dilution from acquisitions was $0.02 per share.

Second quarter 2008 results included an $0.08 per share benefit from Special Gains and Charges, primarily due to a previously announced gain on the sale of a plant, while second quarter 2007 results included a $0.02 per share benefit from discrete tax items.  Excluding those items, pro forma second quarter 2008 diluted earnings per share rose 12% to $0.47.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We achieved a strong performance against increasingly challenging conditions in the second quarter as balance from our global businesses and market coverage, spurred by our aggressive sales efforts, pricing actions and effective cost saving measures all worked to deliver attractive results.

 “We continue to expect another year of double-digit growth despite the tougher market conditions.  Foodservice and hospitality end markets have softened and rising raw material costs have produced formidable headwinds, but we remain confident that we are well-positioned and are taking effective actions to deliver superior results once again this year. We continue to build on our strong customer relationships and have aggressively pursued new account growth, driving sales through our focus on innovative products, programs and systems that deliver reduced operating costs, improve performance and meet the sustainability goals our customers seek.  Further, we are implementing appropriate price increases to offset our higher costs, aggressively reducing costs and improving efficiencies to enhance shareholder returns.  We expect these combined actions to deliver superior returns in the second half of the year, and provide the base for continued attractive growth for the future.”

Second quarter 2008 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 13% to $664 million. Excluding acquisitions, sales rose 5%, with double-digit gains from Kay and Textile Care, as well as strong growth from Healthcare

and Food & Beverage.  Ecolab’s United States Cleaning & Sanitizing operating income rose 8% to $108 million.   Excluding acquisitions, operating income rose 11%.

United States Other Services sales increased 6% to $121 million in the second quarter benefiting from solid gains by Pest Elimination and a good sales increase by GCS.  Operating income increased 19% to $13 million. Second quarter 2007 income included a charge for a legal reserve; excluding that charge, second quarter 2008 operating income rose 5%.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 6% to $741 million in the second quarter.  Latin America enjoyed double-digit sales increases, with good growth in Asia Pacific.  Europe/Middle East/Africa (EMEA) recorded moderate sales growth.  Fixed currency operating income rose 2% to $74 million.  When measured at public currency rates, International sales increased 19% and operating income rose 18%.  Currency translation had a favorable impact on net income growth of approximately $8 million for the second quarter of 2008.

The Corporate segment includes Special Gains and Charges, which are reported as a separate line item in the income statement.  Special Gains and Charges for the second quarter included a $24 million gain from the previously announced sale of a plant in Denmark, which more than offset non-recurring costs to optimize our business structure, including the establishment of our European headquarters in Zurich, Switzerland. The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing effort to improve our efficiency and returns.

The reported income tax rate for the second quarter 2008 was 28.8% compared to a tax rate of 30.9% for the second quarter 2007.  Excluding the impact of Special Gains and Charges and net discrete tax benefits, the adjusted effective income tax rate for the second quarter 2008 was 32.8% compared with 34.3% for the same period last year. The decrease in the adjusted second quarter effective tax rate was due primarily to tax planning efforts, international rate reductions and U.S. tax legislation.

Business Outlook

2008 — Full Year

                Ecolab expects to show continued strong earnings per share growth for the year ended December 31, 2008.  These results will be impacted by Special Gains and Charges, dilution from completed acquisitions and previously recorded discrete tax benefits. Our pro forma earnings per share outlook, which excludes Special Gains and Charges and discrete tax benefits, is as follows:

Pro forma EPS	$1.85 - $1.88
Dilution from completed acquisitions	$(0.04)
Pro forma EPS, excluding dilution from completed acquisitions	$1.89 - $1.92
Impact of Special Gains	$0.00 - $0.02

2008 — Third Quarter

                Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the third quarter 2008 over the third quarter 2007. Overall, currency translation should benefit third quarter earnings.  Our outlook for the third quarter of 2008 is as follows:

Gross Margins	48% - 49%
SG&A % of Sales	36% - 37%
Interest expense, net	~$15 million
Effective tax rate	30% - 31%
Dilution from completed acquisitions	$(0.02)
Pro forma EPS, excluding Special Gains and Charges	$0.53 - $0.55

                Reported third quarter 2007 earnings per share of $0.46 included a discrete tax benefit and special arbitration charge; excluding those items, pro forma third quarter 2007 earnings per share were $0.49.

With sales of $5.5 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

                Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site through August 8, 2008.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2008 third quarter, second half and full year financial and business prospects, including business investments; estimated sales; acquisitions; gross margins; selling, general and administrative expenses; interest expense; Special Gains and Charges; discrete tax benefits and effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the impact of investments to develop business systems and optimize our business structure; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, such as antitrust, patent infringement and wage/hour lawsuits, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

(unaudited)

	Second Quarter		Six Months
(millions, except per share)	2008	2007	2008	2007

Net sales	$1,570.0	$1,362.4	$3,027.9	$2,616.6

Cost of sales	798.8	669.5	1,537.1	1,285.2
Selling, general and administrative expenses	580.0	519.9	1,137.2	1,010.0
Special (gains) and charges	(19.3)	—	(17.4)	—

Operating income	210.5	173.0	371.0	321.4

Interest expense, net	15.3	13.4	30.1	25.1

Income before income taxes	195.2	159.6	340.9	296.3

Provision for income taxes	56.2	49.3	99.0	96.5

Net income	$139.0	$110.3	$241.9	$199.8

Net income per common share
Basic	$0.56	$0.45	$0.98	$0.81
Diluted	$0.55	$0.44	$0.96	$0.79

Weighted-average common shares outstanding
Basic	247.1	246.0	247.1	247.8
Diluted	251.4	250.7	251.5	252.6

Note: Special gains and charges in 2008 include a $24.0 million gain on the sale of a plant in Denmark recorded in the second quarter and a $1.7 million additional gain on the sale of a business in the U.K. recorded in the first quarter. These gains were partially offset by costs to optimize our business structure including the establishment of a European headquarters in Zurich, Switzerland.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

(unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
(millions)	2008	2007	2008	2007

Net Sales
United States
Cleaning & Sanitizing	$663.7	$589.3	$1,317.1	$1,157.5
Other Services	120.9	113.7	231.3	215.8
Total	784.6	703.0	1,548.4	1,373.3
International	740.7	701.7	1,424.1	1,336.5
Effect of foreign currency translation	44.7	(42.3)	55.4	(93.2)
Consolidated	$1,570.0	$1,362.4	$3,027.9	$2,616.6

Operating Income
United States
Cleaning & Sanitizing	$107.5	$99.8	$213.0	$199.0
Other Services	13.0	11.0	20.0	20.3
Total	120.5	110.8	233.0	219.3
International	73.7	72.4	127.6	120.2
Corporate	9.9	(4.3)	3.1	(6.5)
Effect of foreign currency translation	6.4	(5.9)	7.3	(11.6)
Consolidated	$210.5	$173.0	$371.0	$321.4

Note: The Corporate segment includes special gains and charges recorded on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	June 30	December 31	June 30
(millions)	2008	2007	2007
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$222.0	$137.4	$72.2
Accounts receivable, net	1,082.1	974.0	930.8
Inventories	499.1	450.8	387.9
Deferred income taxes	96.2	89.4	80.0
Other current assets	93.1	65.7	68.7
Total current assets	1,992.5	1,717.3	1,539.6

Property, plant and equipment, net	1,157.3	1,083.4	987.5

Goodwill, net	1,439.6	1,279.2	1,064.0

Other intangible assets, net	374.8	328.9	229.4

Other assets	391.3	314.0	319.9

Total assets	$5,355.5	$4,722.8	$4,140.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$376.1	$403.5	$295.2
Accounts payable	399.1	343.7	338.1
Compensation and benefits	237.3	280.2	205.5
Income taxes	31.2	27.7	19.5
Other current liabilities	518.0	463.2	429.2
Total current liabilities	1,561.7	1,518.3	1,287.5

Long-term debt	876.0	599.9	563.9

Postretirement health care and pension benefits	443.8	418.5	437.1

Other liabilities	275.3	250.4	262.2

Shareholders’ equity	2,198.7	1,935.7	1,589.7

Total liabilities and shareholders’ equity	$5,355.5	$4,722.8	$4,140.4

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2008. The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2007 and 2008 impacted the company’s reported net income (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First Quarter Ended March 31 2007	Second Quarter Ended June 30 2007	Six Months Ended June 30 2007	Third Quarter Ended Sept. 30 2007	Nine Months Ended Sept. 30 2007	Fourth Quarter Ended Dec. 31 2007	Year Ended Dec. 31 2007
Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25	$0.45	$1.70

Pro forma adjustments:
Special charges (gains) (1)	—	—	—	0.07	0.07	(0.03)	0.04
Tax expense (benefits) (2)	—	(0.02)	(0.02)	(0.03)	(0.06)	(0.02)	(0.08)

Pro forma diluted net income per share from ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26	$0.40	$1.66

	First Quarter Ended March 31 2008	Second Quarter Ended June 30 2008	Six Months Ended June 30 2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96

Pro forma adjustments:
Special charges (gains) (3)	—	(0.08)	(0.08)
Tax expense (benefits) (4)	(0.02)	—	(0.02)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the third quarter of 2007 include a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax.  Special gains and charges for the fourth quarter of 2007 include a $4.8 million gain, net of tax, on the sale of a minority investment in the U.S., a $4.7 million gain, net of tax, on the sale of a business in the U.K. and other non-recurring  items.

(2) Tax benefits include discrete tax audit settlements and reductions in net deferred tax liabilities related to international rate changes.

(3) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark and other non-recurring items.

(4) Tax benefits include discrete tax impact of enacted tax legislation and an international rate change.